FOR IMMEDIATE RELEASE


                            SPEAR & JACKSON ANNOUNCES
                         STOCK BUYBACK OF 500,000 SHARES


Boca Raton, FL - January 16, 2004 Spear & Jackson, Inc. (OTCBB:SJCK) announced that it has received board approval to purchase up to 500,000 shares in the market or in private transaction in compliance with applicable rules at such times.

Spear & Jackson, based on Sheffield, England, is one of the largest and oldest tool manufacturers in the UK. Spear & Jackson's roots go back to the 1740's as one of the premium tool manufacturers.

Spear & Jackson manufacturers and distributes tools, garden tools, metrology equipment, woodworking tools and magnetic equipment. They sell their products under Spear & Jackson, Neill Tools, Bowers, Robert Sorby, Moore and Wright, Eclipse (Blades), WHS, Tyzack, and Eclipse Magnetic Brands. Spear & Jackson has divisions throughout England, France and Australia. Spear & Jackson distributes its products throughout the world.

Disclosure concerning Forward-Looking Statements:

Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the company, such as successful completion and consolidation of the acquisitions, such as consumer spending patterns, availability of consumer and commercial credit, interest rates, currency exchange rates, inflation rates, adverse weather, energy costs, freight costs, the level of residential and commercial constructions and the costs of raw materials, along with other specific factors with respect to the company's businesses set forth in the company's responses and other documents filed with the Securities and Exchange Commission. Interested parties should review the "forward-looking statement" sections in the Spear & Jackson reports filed with the Securities and Exchange Commission, including the annual report on Form 10-K for the fiscal year ended September 30, 2003.

Contact: Spear & Jackson, Boca Raton, Florida
                  Dennis Crowley
                  (561) 999-9011